Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230192 on Form S-3 and in Registration Statement Nos. 333-211967, 333-208876, 333-197706, 333-62780, 333-63186, 333-130605, 333-153202, 333-153770, 333-169961 and 333-181150 on Forms S-8 of our reports dated February 26, 2020, relating to the financial statements of Willis Towers Watson Public Limited Company and  the effectiveness of Willis Towers Watson Public Limited Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Philadelphia, PA

February 26, 2020